Exhibit 2.5
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Jointly Administered
	:	Case No. 02-10429 (JKF)
KAISER ALUMINUM CORPORATION,
a Delaware corporation, et al.,	:	Chapter 11
:
Debtors.	:	Re: Docket No. 7312
	:	Agenda No. 1
	:	Hearing Date: 01/09/2006 @ 9:00 a.m.

ORDER CONFIRMING THE SECOND AMENDED JOINT PLAN
OF REORGANIZATION OF KAISER ALUMINUM CORPORATION,
KAISER ALUMINUM & CHEMICAL CORPORATION AND
CERTAIN OF THEIR DEBTOR AFFILIATES, AS MODIFIED

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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XIV.	REPORT AND RECOMMENDATION TO THE DISTRICT COURT	53

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TABLE OF EXHIBITS

Exhibit	Exhibit Name
A	Plan
B	Modifications
C	Cure Amount Notice
D	Confirmation Notice
E	Confirmation Notice — Publication Version

iv

INTRODUCTION
     WHEREAS Kaiser Aluminum Corporation (“KAC”), Kaiser Aluminum & Chemical Corporation (“KACC”), Akron Holding Corporation, Kaiser Aluminum & Chemical Investment, Inc., Kaiser Aluminium International, Inc., Kaiser Aluminum Properties, Inc., Kaiser Aluminum Technical Services, Inc., Kaiser Bellwood Corporation, Kaiser Micromill Holdings, LLC, Kaiser Texas Micromill Holdings, LLC, Kaiser Sierra Micromills, LLC, Kaiser Texas Sierra Micromills, LLC, Oxnard Forge Die Company, Inc., Alwis Leasing LLC, Kaiser Center, Inc., KAE Trading, Inc. (“Kaiser Trading”), Kaiser Aluminum & Chemical Investment Limited (Canada), Kaiser Aluminum & Chemical of Canada Limited (Canada), Kaiser Bauxite Company (“KBC”), Kaiser Center Properties, Kaiser Export Company and Texada Mines Ltd. (Canada) (collectively, the “Reorganizing Debtors” and, as reorganized entities after emergence, the “Reorganized Debtors”), twenty-two of the above-captioned debtors and debtors in possession, proposed the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated September 7, 2005, as modified by the modifications set forth in Exhibit B attached hereto and incorporated herein by reference (as it may be further modified, the “Plan”);1

[1]	Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to such terms and phrases in the Plan. The rules of interpretation set forth in Section 1.2.a of the Plan shall apply to the Findings of Fact and Conclusions of Law (the “Findings and Conclusions”), which are being entered concurrently herewith, and this Order (this “Confirmation Order”). In addition, in accordance with Section 1.1 of the Plan, any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. In accordance with Section I.B of this Confirmation Order, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

A copy of the Plan (without the exhibits thereto) is attached hereto as Exhibit A and incorporated herein by reference.

     WHEREAS the Court, on September 8, 2005, entered its Order (A) Approving Proposed Disclosure Statement, (B) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Proposed Joint Plan of Reorganization and (C) Scheduling a Hearing on Confirmation of Proposed Joint Plan of Reorganization and Approving Related Notice Procedures (D.I. 7320) (the “Disclosure Statement Order”), by which the Court, among other things, approved the Reorganizing Debtors’ proposed disclosure statement (the “Disclosure Statement”), established procedures for the solicitation and tabulation of votes to accept or reject the Plan and scheduled a hearing to consider Confirmation of the Plan for January 9, 2006 at 9:00 a.m., to be continued on January 10, 2006 if necessary (the “Confirmation Hearing”);
     WHEREAS affidavits of service were executed by Kathleen M. Logan with respect to the mailing of notice of the Confirmation Hearing and solicitation materials in respect of the Plan in accordance with the Disclosure Statement Order (collectively, the “Affidavits of Service”) and were filed with the Court on September 19, 2005 (D.I. 7390-93), October 14, 2005 (D.I. 7514, 7516, 7522-26) and November 10, 2005 (D.I. 7686);
     WHEREAS the Affidavit of Andrew Novak (D.I. 7773) (the “Publication Affidavit”) was filed with the Court on November 21, 2005, regarding the publication of the Notice of (A) Deadline for Casting Votes to Accept or Reject Proposed Joint Plan of Reorganization, (B) Hearing to Consider Confirmation of Proposed Joint Plan of Reorganization and (C) Related Matters in certain magazines and newspapers as set forth in the Disclosure Statement Order;
     WHEREAS, Logan & Company, Inc., the Court-appointed solicitation and tabulation agent in respect of the Plan, filed the Declaration of Kathleen M. Logan Certifying the Methodology for the Tabulation of Votes on, and the Results of Voting with Respect to, the

Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates (D.I. 7812) (the “Voting Declaration”) on November 29, 2005, attesting to the results of the tabulation of the properly executed and timely received Ballots for the Plan as follows:
     Subclass 2A Claimants. The Reorganizing Debtors received 279 acceptances out of 286 votes from holders of Claims under Subclass 2A (Senior Note and 7-3/4% SWD Revenue Bond Convenience Claims), with Subclass 2A claimants who voted in favor of the Plan holding Claims in the amount of $2,317,000 for voting purposes, such acceptances being 97.55 percent in number and 97.07 percent in principal amount of all ballots received from holders of Subclass 2A Claims (Voting Declaration ¶¶ 18, 19);
     Subclass 2B Claimants. The Reorganizing Debtors received 530 acceptances out of 571 votes from holders of Claims under Subclass 2B (Other Convenience Class Claims) with Subclass 2B claimants who voted in favor of the Plan holding Claims in the amount of $2,289,307 for voting purposes, such acceptances being 92.82 percent in number and 92.49 percent in principal amount of all ballots received from holders of Subclass 2B Claims (Voting Declaration ¶¶ 18, 19);
     Class 4 Claimants. The Reorganizing Debtors received 1 acceptance out of 1 vote from holders of Claims under Class 4 (Canadian Debtor PBGC Claims) with Class 4 claimants who voted in favor of the Plan holding Claims in the amount of $616,000,000 for voting purposes, such acceptances being 100 percent in number and 100 percent in principal amount of all ballots received from holders of Class 4 Claims (Voting Declaration ¶¶ 18, 19);
     Class 5 Claimants. The Reorganizing Debtors received 197,820 acceptances out of 198,127 votes from holders of Claims under Class 5 (Asbestos Personal Injury Claims) with

Class 5 claimants who voted in favor of the Plan holding Claims in the amount of $993,949,450 for voting purposes, such acceptances being 99.84 percent in number and 99.97 percent in principal amount of all ballots received from holders of Class 5 Claims (Voting Declaration ¶¶ 18, 19);
     Class 6 Claimants. The Reorganizing Debtors received 296 acceptances out of 296 votes from holders of Claims under Class 6 (CTPV Personal Injury Claims) with Class 6 claimants who voted in favor of the Plan holding Claims in the amount of $296 for voting purposes, such acceptances being 100 percent in number and 100 percent in principal amount of all ballots received from holders of Class 6 Claims (Voting Declaration ¶¶ 18, 19);
     Class 7 Claimants. The Reorganizing Debtors received 1,764 acceptances out of 1,773 votes from holders of Claims under Class 7 (NIHL Personal Injury Claims) with Class 7 claimants who voted in favor of the Plan holding Claims in the amount of $1,764 for voting purposes, such acceptances being 99.49 percent in number and 99.49 percent in principal amount of all ballots received from holders of Class 7 Claims (Voting Declaration ¶¶ 18, 19);
     Class 8 Claimants. The Reorganizing Debtors received 2,667 acceptances out of 2,674 votes from holders of Claims under Class 8 (Silica Personal Injury Claims) with Class 8 claimants who voted in favor of the Plan holding Claims in the amount of $2,667 for voting purposes, such acceptances being 99.74 percent in number and 99.74 percent in principal amount of all ballots received from holders of Class 8 Claims (Voting Declaration ¶¶ 18, 19);
     Subclass 9B Claimants. The Reorganizing Debtors received 345 acceptances out of 372 votes from holders of Claims under Subclass 9B (Other Unsecured Claims) with Subclass 9B claimants who voted in favor of the Plan holding Claims in the amount of $1,153,864,132 for voting purposes, such acceptances being 92.74 percent in number and 99.26 percent in principal amount of all ballots received from holders of Subclass 9B Claims (Voting Declaration ¶¶ 18, 19);
     WHEREAS the Reorganizing Debtors filed three sets of modifications to the Plan, which are set forth in: (a) the Motion for Entry of Stipulation and Agreed Order Regarding Plan Modifications and Potential Confirmation Objections by Certain Insurance Companies (D.I. 7659) (the “First Modifications”); (b) the Motion for Entry of an Order (I) Approving Settlement with Sherwin Alumina, L.P. and (II) Authorizing Related Modifications to Second Amended Joint Plan of Reorganization (D.I. 7796) (the “KBC Modifications”); and (c) the Amended Notice of Filing of Third Modification to the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates (D.I. 7965) (the “Third Modifications” and, together with the First Modifications and the KBC Modifications, the “Modifications”);
     WHEREAS the Court approved the First Modifications pursuant to the Stipulation and Agreed Order entered on November 15, 2005 (D.I. 7718);
     WHEREAS, on December 19, 2005, the Court approved the KBC Modifications (D.I. 7993), but directed the Reorganizing Debtors to serve on general unsecured creditors in Subclass 9B a notice describing the impact of the KBC Modifications on Subclass 9B creditors and providing such creditors with an opportunity to object to confirmation of the Plan on the basis that the Plan includes the KBC Modifications and providing those creditors who timely submitted a vote in Subclass 9B to accept the Plan with an opportunity to change their votes;
     WHEREAS the Reorganizing Debtors filed: (a) on December 21, 2005, the Notice of Filing and Service on Holders of Subclass 9B General Unsecured Claims of Notice of: (A) Modifications to Second Amended Joint Plan of Reorganization of Kaiser Aluminum

Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as Modified; and (B) Deadline for Changing Previous Votes on Plan and Objecting to Modifications Filed by Kaiser Aluminum Corporation (D.I. 8002) (the “KBC Modifications Notice”); (b) on December 27, 2005, the affidavit of Kathleen M. Logan (D.I. 8027), evidencing service of the KBC Modifications Notice on Subclass 9B creditors, which took place on December 21 and December 22, 2005; and (c) on January 6, 2006, the Declaration of Kathleen M. Logan (D.I. 8097) (collectively with the Voting Declaration, the “Voting Agent Declarations”), certifying the fact that no creditor who timely submitted a vote in Subclass 9B to accept the Plan elected to change such vote prior to the January 6, 2006 deadline;
     WHEREAS no objections to the KBC Modifications have been received;
     WHEREAS objections to Confirmation of the Plan (collectively, the “Objections”) were filed by (a) the official committee of retired employees (the “Retirees’ Committee”) (D.I. 7699), (b) the United States of America, on behalf of the Internal Revenue Service (the “IRS”) (D.I. 7705), (c) the Comptroller of Public Accounts of the State of Texas (the “Texas Comptroller”) (D.I. 7706), (d) Law Debenture Trust Company of New York (“Law Debenture”) (D.I. 7707), (e) the Public Utility District No. 1 of Clark County d/b/a Clark Public Utilities (“Clark”) (D.I. 7711), (f) Santown Limited Partnership (“Santown”) (D.I. 7714), (g) the United States Trustee (the “U.S. Trustee”) (D.I. 7715), (h) Elizabeth Black (D.I. 7743), (i) Patty Greiner (D.I. 7830) and (j) certain insurance companies (collectively, the “Insurers”) (D.I. 7834, 7836, 7839, 7840, 7843, 7847, 7851, 8046);
     WHEREAS the Objections of the Retirees’ Committee, the IRS, the Texas Comptroller and Santown were each resolved prior to the Confirmation Hearing;

          WHEREAS the United States Department of Justice, on behalf of certain federal agencies (the “DoJ”), raised an informal Objection to Confirmation of the Plan, which was resolved by the parties by the inclusion of certain language in the Confirmation Order;
          WHEREAS Sherwin Alumina, L.P. (“Sherwin”) filed a reservation of rights and conditional Objection to Confirmation of the Plan (D.I. 8033), which it withdrew at the Confirmation Hearing;
          WHEREAS the U.S. Trustee withdrew its Objection (D.I. 7960);
          WHEREAS the Creditors’ Committee filed a Pre-Hearing Brief in Support of the Plan (D.I. 7961) (the “Creditors’ Committee’s Brief”) and a reply to Sherwin’s conditional Objection (D.I. 8056), the Reorganizing Debtors filed a memorandum of law in support of Confirmation of the Plan and in response to certain of the Objections (D.I. 7967) (the “Memorandum of Law”) and a reply to Sherwin’s conditional Objection (D.I. 8068), the Reorganizing Debtors and the official committee of asbestos claimants (the “Asbestos Committee”) filed a joint memorandum of law in response to the Insurers’ Objections (D.I. 7966) (the “Joint Response”) and Anne M. Ferazzi, the legal representative for future silica and coal tar pitch volatile claimants (the “Silica and CTPV Representative”), and Martin J. Murphy, the legal representative for future asbestos claimants (the “Asbestos Representative”), each filed a joinder to the Joint Response (D.I. 7962, 7968);
          WHEREAS the Insurers filed three replies (D.I. 8057, 8058, 8060) in support of their Objections;
          WHEREAS the declarations of Edward F. Houff (D.I. 8066), Blake O’Dowd (D.I. 8067), Anne M. Ferrazi (D.I. 8063) and Martin J. Murphy (D.I. 8065) were submitted in support of the Plan (collectively, the “Declarations”) and received into evidence without objection, and although all parties and participants were afforded an opportunity to conduct cross-examination at the hearing, no one elected to do so (Tr. of Jan. 9, 2006 Hr’g at 20-24);
          WHEREAS the Court has reviewed the Plan, the Disclosure Statement, the Disclosure Statement Order, the Voting Agent Declarations, the Affidavits of Service, the Publication Affidavit, the Objections, the Memorandum of Law, the Joint Response, the Creditors’ Committee’s Brief, the Insurers’ replies in further support of their Objections, the Declarations and the other papers before the Court in connection with the Confirmation of the Plan;
          WHEREAS the Court heard the statements of counsel in support of and in opposition to Confirmation at the Confirmation Hearing, as reflected in the record made at the Confirmation Hearing;
          WHEREAS the Court has considered all evidence presented at the Confirmation Hearing;
          WHEREAS the Court has taken judicial notice of the papers and pleadings on file in these chapter 11 cases;
          WHEREAS the Court has separately entered the Findings and Conclusions, including the findings that (i) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, (ii) this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), (iii) the Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code and (iv) venue of the Reorganization Cases in the United States Court for the District of Delaware was proper as of the Petition Date, pursuant to 28 U.S.C. § 1408, and continues to be proper; and
          WHEREAS the Findings and Conclusions establish just cause for the relief granted herein;

          THE COURT HEREBY ORDERS THAT:
I. GENERAL PROVISIONS REGARDING CONFIRMATION OF THE PLAN AND APPROVAL OF PLAN-RELATED DOCUMENTS
     A. MODIFICATIONS TO THE PLAN.
          The Modifications to the Plan, including the KBC Modifications, are approved in all respects, and the Modifications are deemed to be accepted by all creditors who previously voted to accept the Plan.2 (Tr. of Jan. 9, 2006 Hr’g at 30.) Accordingly, the Reorganizing Debtors are authorized to make the Modifications to the Plan.
     B. CONFIRMATION OF THE PLAN.
          The Plan is confirmed in each and every respect, pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan or any exhibit thereto and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All of the Objections to the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing are either resolved on the terms set forth herein or overruled.
     C. CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN.
          Nothing in this Order or in the Findings and Conclusions shall in any way affect the provisions of Article X of the Plan, which includes provisions regarding (i) the conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan, (ii) the waiver of any

[2]	As noted above, holders of Subclass 9B Unsecured Claims were given the opportunity to change their votes following notice of the KBC Modifications, but no creditor who timely submitted a vote in Subclass 9B to accept the Plan elected to change such vote prior to the January 6, 2006 deadline.

such conditions and (iii) the effect that the nonoccurrence of such conditions may have with regard to the Plan and this Confirmation Order.
     D. EFFECTS OF CONFIRMATION.
          Subject to Section I.C. of this Confirmation Order, notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order are deemed binding upon all persons, including the Reorganizing Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to Executory Contracts and Unexpired Leases with any of the Reorganizing Debtors and any and all entities who are parties to or are subject to the settlements, compromises, releases, waivers, discharges and injunctions described herein and in the Findings and Conclusions and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.
     E. APPROVAL, MODIFICATION AND EXECUTION OF PLAN-RELATED DOCUMENTS.
1.	The Plan and all exhibits thereto, substantially in the form as they exist at the time of the entry of this Confirmation Order, including, without limitation, the documents relating to the Asbestos PI Trust, the CTPV PI Trust, the NIHL PI Trust, the Silica PI Trust and the Funding Vehicle Trust, are approved in all respects.

2.	All relevant parties, including, without limitation, the Reorganizing Debtors, the Funding Vehicle Trustees, the

trustees of the PI Trusts and the trust advisory committees of the PI Trusts, shall be authorized, without further action, notice or order of the Court, to execute the applicable Plan-Related Documents (as such capitalized term is defined in Section IV of this Confirmation Order) and make modifications to such documents in accordance with the Plan’s terms, if applicable, between the time of entry of this Confirmation Order and the Effective Date of the Plan.
II. CLAIMS BAR DATES AND OTHER CLAIMS MATTERS.
     A. BAR DATES FOR ADMINISTRATIVE CLAIMS.
          General Bar Date Provisions. Except as otherwise provided in Section 3.1.a.vii(B) of the Plan, Sections II.B and II.C below or in the Intercompany Claims Settlement, requests for payment of Administrative Claims must be Filed with the Court and served on, as applicable, the Reorganizing Debtors or the Reorganized Debtors and the other parties set forth in Section 14.9 of the Plan no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve a request by such date shall be forever barred from asserting such Administrative Claims against the Reorganizing Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims shall be deemed waived and released as of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors, the other parties set forth in Section 14.9 of the Plan and the requesting party by the later of (i) 90 days after the Effective Date or (ii) 30 days after the Filing of the applicable request for payment of Administrative Claims.

     B. BAR DATES FOR CERTAIN ADMINISTRATIVE CLAIMS.
               1. Professional Compensation.
          Subject to any applicable provisions of the Intercompany Claims Settlement, Professionals or other entities asserting a Professional Fee Claim for services rendered to the Reorganizing Debtors before the Effective Date must File and serve on the Reorganized Debtors and such other entities that are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Court an application for final allowance of such Professional Fee Claim no later than 60 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Professional Fee Claims, including any objections by the U.S. Trustee, must be Filed and served on the Reorganized Debtors, the other parties set forth in Section 14.9 of the Plan and the requesting party by the later of (A) 90 days after the Effective Date or (B) 30 days after the Filing of the applicable request for payment of the Professional Fee Claims. To the extent necessary, entry of this Confirmation Order shall amend and supersede any previously entered orders of the Court, including the Fee Order, regarding the payment of Professional Fee Claims (other than the Intercompany Claims Settlement Order).
               2. Ordinary Course Liabilities.
          Holders of Administrative Claims based on liabilities incurred by a Reorganizing Debtor in the ordinary course of its business, including Administrative Trade Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims arising after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section 6.6 of the Plan shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section 3.1.a(iii) of the Plan.
               3. Claims Under the DIP Financing Facility
          Holders of Administrative Claims under or evidenced by the DIP Financing Facility shall not be required to File or serve any request for payment of such Claims. Such Administrative Claims shall be satisfied pursuant to Section 3.1.a(iv) of the Plan.
     C. BAR DATE FOR REJECTION DAMAGES CLAIMS.
          Notwithstanding anything to the contrary in the Bar Date Order, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section 6.3 of the Plan gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section 6.5.b of the Plan by the other party or parties to such contract or lease), such Claim shall be forever barred and shall not be enforceable against the Reorganizing Debtors, the Reorganized Debtors, the successor of any of them or the property of any of them unless a proof of Claim or request for payment of Administrative Claim is Filed and served on, as applicable, the Reorganizing Debtors or the Reorganized Debtors and the other parties set forth in Section 14.9 of the Plan no later than 30 days after the Effective Date.
III. APPROVAL OF EXECUTORY CONTRACT AND UNEXPIRED LEASE PROVISIONS AND RELATED PROCEDURES.
A.	The Executory Contract and Unexpired Lease provisions of Article VI of the Plan are specifically approved.

B.	This Confirmation Order shall constitute an order of the Court approving the assumptions and assumptions and assignments described in Article VI of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The Reorganizing Debtors or the Reorganized Debtors shall provide notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to Section 6.1 of the Plan of: (i) the contract or lease being assumed or assumed and assigned; (ii) the name of the proposed assignee, if any; (iii) the Cure Amount Claim, if any, that the applicable Reorganizing Debtor or Reorganized Debtor believes it (or its assignee) would be obligated to pay in connection with such assumption; and (iv) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim (the “Cure Amount Notice”). The Cure Amount Notice shall be in substantially the form attached hereto as Exhibit C and incorporated herein by reference and shall be served on each nondebtor party or parties to an Executory Contract or Unexpired Lease by the later of (i) the Effective Date or (ii) if the Reorganizing Debtors amend Exhibit 6.1.a to the Plan after the Confirmation Date to add any Executory Contract or Unexpired Lease identified thereon, thus providing for its assumption or assumption and assignment pursuant to Section 6.1.a of the Plan, 15 Business Days after the date of such amendment.

C.	If any party disputes the assumption or assumption and assignment of its Executory Contract or Unexpired Lease or the amount of the proposed Cure Amount Claim set forth in the Cure Amount Notice, such party must file and serve on the Reorganizing Debtors or the Reorganized Debtors, as applicable, a written objection setting forth the basis for such dispute no later than 30 days after the date of service of the Cure Amount Notice. If the parties are unable to resolve such a dispute, either (i) such dispute shall be determined by the Court after appropriate briefing and a hearing scheduled on not less than 30 days’ notice or (ii) the applicable Reorganizing Debtor or Reorganized Debtor may reject the Executory Contract or Unexpired Lease at issue in accordance with Section 6.3 of the Plan. If the nondebtor party to an Executory Contract or Unexpired Lease does not timely and properly object to the proposed Cure Amount Claim identified in a Cure Amount Notice, the proposed amount shall become the final Allowed Cure Amount Claim without further action by the Court, the Reorganizing Debtors or the Reorganized Debtors, and the proposed Cure Amount Claim shall be paid or satisfied in accordance with the Plan and this Confirmation Order. Until a Cure Amount Claim becomes Allowed in accordance with the procedures set forth in this Section III.C and the Cure Amount Notice, such Claim shall be treated as a Disputed Claim for purposes of making distributions under the Plan.
IV. AGREEMENTS AND OTHER DOCUMENTS.
          Pursuant to section 303 of the General Corporation Law of the State of Delaware and other comparable provisions of the laws of the State of Delaware or any other state governing corporations or other legal entities (collectively, the “State Reorganization Effectuation Statutes”), as applicable, and section 1142 of the Bankruptcy Code, no action of the respective directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor shall be required to authorize such Reorganized Debtor to enter into, execute and deliver, adopt or amend, as the case may be, the Plan-Related Documents, and following the Effective Date, each of the Plan Documents shall be a legal, valid and binding obligation of such Reorganized Debtors as are parties thereto, enforceable against such Reorganized Debtors in accordance with the respective terms thereof (subject only to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and to general equitable principles). For purposes of this Section IV, “Plan-Related Documents” shall include: (a) all contracts, instruments, agreements and documents to be executed and delivered in connection with the Restructuring Transactions; (b) the new or amended and restated certificates of incorporation and bylaws or comparable constituent documents of the Reorganized Debtors; (c) the Exit Financing Facility and all other contracts, instruments, agreements and documents to be executed and delivered by any Reorganized Debtor in connection therewith; (d) the Funding Vehicle Trust Agreement, the Asbestos PI Trust Agreement, the CTPV PI Trust Agreement, the NIHL PI Trust Agreement and the Silica PI Trust Agreement and all other contracts, instruments, agreements and documents to be executed and delivered by any Reorganized Debtor in connection therewith; (e) the Director Designation Agreement, the Registration Rights Agreement, the Stock Transfer Restriction Agreement and all other contracts, instruments, agreements and documents to be executed and delivered by any Reorganized Debtor in connection therewith; (f) the plans and agreements described on Exhibit 4.3.c to the Plan, including the Equity Incentive Plan; and (g) the Plan and other documents contemplated thereby.

V. MATTERS RELATING TO IMPLEMENTATION OF THE PLAN.
     A. RESTRUCTURING TRANSACTIONS.
1.	As of the Effective Date, pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and sections 1123(a) and 1142(b) of the Bankruptcy Code, the Reorganizing Debtors and Reorganized Debtors are authorized to effectuate the Restructuring Transactions, all as contemplated by Section 4.2 of the Plan and in accordance with the applicable terms of the Plan, Exhibit 4.2 to the Plan and this Confirmation Order and all without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any of the Reorganizing Debtors or Reorganized Debtors.

2.	The Reorganizing Debtors and/or Reorganized Debtors, as appropriate, are authorized to execute and deliver such contracts, instruments, agreements and documents (collectively, the “Restructuring Documents”) to make such filings under state law or other applicable law and to take such other actions as any of the President and Chief Executive Officer, any Vice President and the Chief Restructuring Officer of the applicable Reorganizing

Debtor or Reorganized Debtor (collectively, the “Responsible Officers”) may determine to be necessary, appropriate or desirable to effect the transactions contemplated by Section IV.A.1 of this Confirmation Order.

3.	Each of the Responsible Officers and the Secretary and any Assistant Secretary of each Reorganizing Debtor or Reorganized Debtor are authorized to execute, deliver, file and have recorded the Restructuring Documents and to take such other actions on behalf of such Reorganizing Debtor or Reorganized Debtor as such person may determine to be required under state law or any other applicable law in connection with the Restructuring Transactions, and the Secretary and any Assistant Secretary of each Reorganizing Debtor or Reorganized Debtor are authorized to certify or attest to any of the foregoing actions. The execution and delivery or filing of any such Restructuring Document or the taking of any such action shall be deemed conclusive evidence of the authority of such person so to act.

4.	Each federal, state and local governmental agency or department is authorized and directed to accept the filing of any Restructuring Document. This Confirmation Order is declared to be in recordable form and shall be accepted by any filing or recording officer or authority of any applicable governmental authority or department without any further orders, certificates or other supporting documents.
     B. CERTIFICATES OF INCORPORATION, BYLAWS AND COMPARABLE CONSTITUENT DOCUMENTS OF THE REORGANIZED DEBTORS.
1.	As of the Effective Date, pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and sections 1123(a) and 1142(b) of the Bankruptcy Code, (a) Reorganized KAC is authorized and directed to amend and restate its certificate of incorporation and bylaws substantially in the form of Exhibit 4.3.a(i) to the Plan, (b) Reorganized Kaiser Trading is authorized and directed to amend and restate its certificate of incorporation and bylaws substantially in the form of Exhibit 4.3.a(ii) to the Plan, and (c) each Reorganized Debtor other than Reorganized KAC and Reorganized Kaiser Trading is authorized and directed to cause its constituent documents to be in such form as any of the Responsible Officers of such Reorganized Debtor may determine, all as contemplated by Section 4.3.a of the Plan and in accordance with the applicable terms of the Plan, the applicable Exhibits to the Plan and this Confirmation Order and all without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any of the Reorganizing Debtors or Reorganized Debtors. (The certificates of incorporation, bylaws or comparable constituent documents to be in effect as of the Effective Date as contemplated by this Section V.B.1 shall be collectively referred to herein as the “Constituent Documents.”)

2.	The Reorganized Debtors are authorized to cause any Constituent Documents to be filed with the appropriate Secretary of State or other appropriate state or local official and to take such other actions as any of the Responsible Officers of the applicable Reorganized Debtor may determine are necessary, appropriate or desirable to cause the Constituent Documents to become effective as contemplated by Section V.B.1 of this Confirmation Order.

3.	Each of the Responsible Officers and the Secretary and any Assistant Secretary of each Reorganized Debtor are authorized to execute, deliver, file and have recorded the Constituent Documents and to take such other actions on behalf of such Reorganized Debtor as such person may determine to be required under state law or any other applicable law to cause the Constituent Documents of such Reorganized Debtor to become effective as contemplated by Section V.B.1 of this Confirmation Order, and the Secretary and any Assistant Secretary of each Reorganized Debtor are authorized to certify or attest to any of the foregoing actions. The execution and delivery or filing of any such Constituent Document or the taking of any such action shall be deemed conclusive evidence of the authority of such person so to act.

4.	Each federal, state and local governmental agency or department is authorized and directed to accept the filing of any Constituent Document. This Confirmation Order is declared to be in recordable form and shall be accepted by any filing or recording officer or authority of any applicable governmental authority or department without any further orders, certificates or other supporting documents.

5.	After the Effective Date, each Reorganized Debtor is authorized to amend or restate its Constituent Documents as permitted by applicable state law or other applicable laws and by such Constituent Documents.
     C. DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTORS.

1.	The appointment of the initial members of the board of directors or comparable governing body of each Reorganized Debtor other than Reorganized KAC and Reorganized Kaiser Trading and the initial officers of each Reorganized Debtor other than Reorganized Kaiser Trading as set forth in Section 4.3.b of, and Exhibit 4.3.b to, the Plan as of and immediately following the Effective Date is approved. The appointment of the initial officers of Reorganized KAC as set forth in Section 4.3.b of, and Exhibit 4.3.b to, the Plan as of and immediately following the Effective Date is approved. The appointment of the initial members of the board of directors of Reorganized KAC as set forth in Section 4.3.b of the Plan and the Notice of Filing by Debtors and Debtors in Possession Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates of Certain Information Regarding the Initial Board of Directors of Reorganized Kaiser Aluminum Corporation in Accordance with the Second Amended Joint Plan of Reorganization and Section 1129(a)(5) of the Bankruptcy Code (D.I. 7651), dated November 4, 2005, as of and immediately following the Effective Date is approved.[3]

[3]	As noted on the record at the Confirmation Hearing, a director designated by the USW,

The appointment of the initial members of the board of directors and the initial officers of Reorganized Kaiser Trading as set forth in Section 4.3.b of the Plan and the Notice of Filing By Debtors and Debtors in Possession Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates of Certain Information Regarding the Initial Board of Directors of Reorganized Kaiser Trading in Accordance with the Second Amended Joint Plan of Reorganization and Section 1129(a)(5) of the Bankruptcy Code (D.I. 8042), dated December 29, 2005, as of and immediately following the Effective Date is approved.

2.	Each individual appointed as contemplated by Section V.C.1 of this Confirmation Order shall serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the Constituent Documents of the applicable Reorganized Debtor and applicable state law.
     D. APPROVAL OF NEW EMPLOYMENT, RETIREMENT, INDEMNIFICATION, AND OTHER RELATED AGREEMENTS AND INCENTIVE COMPENSATION PROGRAMS.

(continued...)

George Becker, has asked to be replaced but has agreed to serve until his replacement has been identified. (See Tr. of Jan. 9, 2006 Hr’g at 17.)

          Pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor and without limiting the power or authority of the Reorganized Debtor following the Effective Date to take any and all such actions as may be permitted or required by applicable non-bankruptcy law: (i) as of the Effective Date, Reorganized KAC is authorized to adopt the Equity Incentive Plan, such plan to have substantially the terms described in the Disclosure Statement; (ii) as of the Effective Date, subject to the requirements of section 1114 of the Bankruptcy Code, the Reorganized Debtors are authorized to maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other plans for or agreements with their active and retired directors, officers and employees, subject to the terms and conditions of any such plan or agreement, and to enter into new employment, retirement, welfare, incentive, severance, indemnification and other plans for or agreements with active and retired directors, officers and employees, all as described in the Disclosure Statement and Exhibit 4.3.c to the Plan; and (iii) as of the Effective Date, the Reorganized Debtors are authorized to take any and all such actions as may be necessary, appropriate or desirable to perform and effectuate the agreement and plans contemplated by this Section V.D of this Confirmation Order and otherwise make available the benefits to be provided under the terms of such plans and agreements.
E.	APPROVAL OF CERTAIN AGREEMENTS RELATED TO PLAN DISTRIBUTIONS.
1.	As of the Effective Date, pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, Reorganized KAC is authorized and directed to execute, deliver and performs its obligations under each of the Director Designation Agreement, the Registration Rights Agreement and the Stock Transfer Restriction Agreement and to execute, deliver, file and record all such other contracts, instruments, agreements or documents (including, without limitation, agreements with one or more Third-Party Disbursing Agents, agreements with a transfer agent for the New Common Stock and agreements with The Nasdaq Stock Market, Inc.) and take all such other actions as any of the Responsible Officers may determine are necessary, appropriate or desirable in connection with the issuance and distribution of Cash and New Common Stock in accordance with the terms of the Plan.

2.	The Director Designation Agreement, the Registration Rights Agreement and the Stock Transfer Restriction Agreement, as in effect on the Effective Date, shall be substantially in the form of Exhibit 1.1(79) to the Plan,

Exhibit 1.1(167) to the Plan and Exhibit 1.1(194) to the Plan, respectively.
F.	APPROVAL OF EXIT FINANCING FACILITY.
          Without further action by the Court or the directors, managers, trustees, partners, members and stockholders of any Reorganized Debtor, each applicable Reorganized Debtor is authorized, as of the Effective Date, to (i) execute, deliver, file and record the Exit Financing Facility and such other contracts, instruments, agreements or documents, including, without limitation, promissory notes, security agreements, pledge agreements, financing statements, releases, applications, registration statements, reports and any changes, additions and modifications thereto, as any of the Responsible Officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the Exit Financing Facility (collectively, the “Other Exit Financing Facility Agreements”), (ii) perform all of its obligations under the Exit Financing Facility and the Other Exit Financing Facility Agreements, including the granting of any security interest or pledging of assets thereunder, and (iii) take all such other actions as any of the Responsible Officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the Exit Financing Facility and the Other Exit Financing Facility Agreements.
G.	CREATION OF FUNDING VEHICLE TRUST.
1.	Pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, Reorganized KACC is authorized and directed to execute, deliver and perform its obligations under the Funding Vehicle Trust Agreement and to execute, deliver, file and record all such other contracts, instruments, agreements or documents and take all such other actions as any of the Responsible Officers of Reorganized KACC may determine are necessary, appropriate or desirable in connection therewith. The Funding Vehicle Trust Agreement, as in effect on the Effective Date, shall be substantially in the form of Exhibit 1.1(102) to the Plan.

2.	The appointment of the initial Funding Vehicle Trustees as set forth in Section 5.1.c of the Plan is hereby confirmed and approved. Each individual appointed as contemplated by the immediately preceding sentence shall serve in accordance with the Funding Vehicle Trust Agreement.

3.	Without intending to limit the generality of Section V.G.1 of this Confirmation Order, pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor,
a.	Reorganized KACC is authorized and directed to transfer to the Funding Vehicle Trust $13,000,000 in Cash on the Effective Date;

b.	the Funding Vehicle Trust and each Reorganized Debtor is authorized and directed to take any and all such actions as are necessary to transfer to the Funding Vehicle Trust any Cash and any right of recovery of such Cash pursuant to settlement agreements with any PI Insurance Company entered into prior to the Effective Date in respect of Included PI Trust Insurance Policies (collectively, the “Insurance Settlement Agreements”) and allocable to payment of Channeled Personal Injury Claims, including the Insurance Settlement Escrow Funds and Cash in settlement accounts established pursuant to Insurance Settlement Agreements;

c.	the PI Insurance Assets, including, without limitation, the right to receive any Cash to be paid after the Effective Date pursuant to Insurance Settlement Agreements and allocable to payment of

Channeled Personal Injury Claims, hereby shall be, automatically and without further act or deed, transferred to the Funding Vehicle Trust;

d.	each Reorganized Debtor, as applicable, is authorized and directed to transfer to the Funding Vehicle Trust the books and records of such Reorganized Debtor that pertain to Channeled Personal Injury Claims that have been asserted against any Debtor; and

e.	each Reorganized Debtor, as applicable, is authorized and directed to transfer to the Funding Vehicle Trust any and all PI Insurance Actions and the claims and causes of action asserted or to be asserted therein;
in each case subject to and in accordance with Section 5.1 of the Plan and the applicable provisions of the Funding Vehicle Trust Agreement. Upon the transfer of assets to the Funding Vehicle Trust as contemplated by the immediately preceding sentence, such assets shall be free and clear of any liens, security interests and other claims or causes of action and shall be, automatically and without further act or deed, vested in and assumed by the Funding Vehicle Trust.
4.	Neither the transfer of assets to the Funding Vehicle Trust pursuant to Section V.G.3 of this Confirmation Order nor any other action taken pursuant to Section 5.1 of the Plan or the applicable provisions of the Funding Vehicle Trust Agreement shall be deemed to waive, or shall be a waiver of, any privilege as against any third party. Without intending to limit the generality of the immediately preceding sentence, neither the transfer to the Funding Vehicle Trust of the books and records of the Reorganized Debtors pertaining to Channeled Personal Injury Claims that have been asserted against any Debtor nor the retention by the Funding Vehicle Trust of the professional services of counsel to any of the Debtors (including, without limitation, Heller Ehrman LLP and KACC’s National Coordinating Counsel Wharton Levin Ehrmantraut & Klein, P.A.) shall result in the destruction or waiver of any applicable privileges pertaining to such books, records or professional services.
H.	CREATION OF ASBESTOS PI TRUST.
1.	Pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, Reorganized KACC is authorized and directed to execute, deliver and perform its obligations under the Asbestos PI Trust Agreement and to execute, deliver, file and record all such other contracts, instruments, agreements or documents and take all such other actions as any of the Responsible Officers of Reorganized KACC may determine are necessary, appropriate or desirable in connection therewith. The Asbestos PI Trust Agreement, as in effect on the Effective Date, shall be substantially in the form of Exhibit 1.1(139) to the Plan.

2.	The appointment of Mark M. Gleason, Ken M. Kawaichi and Robert A. Marcis as the initial Asbestos PI Trustees and John D. Cooney, Perry Weitz, Matthew Bergman, Steven Kazan and Alan R. Brayton as the initial members of the Asbestos PI TAC, as contemplated by Section 5.2.c of the Plan, is hereby confirmed and approved. Each individual appointed as contemplated by the immediately preceding sentence shall serve in accordance with the Asbestos PI Trust Agreement.

3.	Without intending to limit the generality of Section V.H.1 of this Confirmation Order, pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, in accordance with Section 5.2.d of the Plan and the applicable provisions of the Asbestos PI Trust Agreement: (i) Kaiser Trading shall issue in the name of, and deliver to, the Asbestos PI Trust 94 shares of Kaiser Trading’s common stock (which shall represent 94% of Kaiser Trading’s issued and outstanding common stock) on the Effective Date; and (ii) 70.5% of the KFC Claim hereby shall be, automatically and without further act or deed, transferred to the Asbestos PI Trust effective as of the Effective Date. Upon the issuance and transfer of assets to the Asbestos PI Trustee as contemplated by the immediately preceding sentence, such assets shall be free and clear of any liens, security interests and other claims or causes of action and shall be, automatically and without further act or deed, vested in and assumed by the Asbestos PI Trust.

4.	Effective as of the Effective Date, upon creation of the Asbestos PI Trust: (i) the Asbestos PI Trust shall, automatically and without further act or deed, assume all liability and responsibility for all Asbestos Personal Injury Claims and its Trust Expenses; and (ii) the Reorganized Debtors shall have no further financial or other responsibility or liability therefor.
I.	CREATION OF SILICA PI TRUST.
1.	Pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, Reorganized KACC is authorized and directed to execute, deliver and perform its obligations under the Silica PI Trust Agreement and to execute, deliver, file and record all such other contracts, instruments, agreements or documents and take all such other actions as any of the Responsible Officers of Reorganized KACC may determine are necessary, appropriate or desirable in connection therewith. The Silica PI Trust Agreement, as in effect on the Effective Date, shall be substantially in the form of Exhibit 1.1(191) to the Plan.

2.	The appointment of Anne M. Ferazzi as the initial Silica PI Trustee and Bryan O. Blevins, Jr. as the initial member of the Silica PI TAC, as contemplated by Section 5.3.c of the Plan, is hereby confirmed and approved. Each individual appointed as contemplated by the immediately preceding sentence shall serve in accordance with the Silica PI Trust Agreement.

3.	Without intending to limit the generality of Section V.I.1 of this Confirmation Order, pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, in accordance with Section 5.3.d of the Plan and the applicable provisions of the Silica PI Trust Agreement: (i) Reorganized Kaiser Trading shall issue in the name of, and deliver to, the Silica PI Trust six shares of Kaiser Trading’s common stock (which shall represent 6% of Kaiser Trading’s issued and outstanding common stock) on the Effective Date, and (ii) 4.5% of the KFC Claim hereby shall be, automatically and without further act or deed, transferred to the Silica PI Trust effective as of the Effective Date. Upon the issuance and transfer of assets to the Silica PI Trust as contemplated by the immediately preceding sentence, such assets shall be free and clear of any liens, security interests and other claims or causes of action and shall be, automatically and without further act or deed, vested in and assumed by the Silica PI Trust.

4.	Effective as of the Effective Date, upon creation of the Silica PI Trust: (i) the Silica PI Trust shall, automatically and without further act or deed, assume all liability and responsibility for all Silica Personal Injury Claims and its Trust Expenses; and (ii) the Reorganized Debtors shall have no further financial or other responsibility or liability therefor.
J.	CREATION OF CTPV PI TRUST.
1.	Pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, Reorganized KACC is authorized and directed to execute, deliver and perform its obligations under the CTPV PI Trust Agreement and to execute, deliver, file and record all such other contracts, instruments, agreements or documents and take all such other actions as any of the Responsible Officers of Reorganized KACC may determine are necessary, appropriate or desirable in connection therewith. The CTPV PI Trust Agreement, as in effect on the Effective Date, shall be substantially in the form of Exhibit 1.1(71) to the Plan.

2.	The appointment of Anne M. Ferazzi as the initial CTPV PI Trustee and J. Burton LeBlanc, IV as the initial member of the CTPV PI TAC, as contemplated by Section 5.4.c of the Plan, is hereby confirmed and approved. Each individual appointed as contemplated by the immediately preceding sentence shall serve in accordance with the CTPV Trust Agreement.

3.	Effective as of the Effective Date, upon creation of the CTPV PI Trust: (i) the CTPV PI Trust shall, automatically and without further act or deed, assume all liability and responsibility for all CTPV Personal Injury Claims and its Trust Expenses; and (ii) the Reorganized Debtors shall have no further financial or other responsibility or liability therefor.

K.	CREATION OF NIHL PI TRUST.
1.	Pursuant to the State Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal entities and section 1142(b) of the Bankruptcy Code, without further action by the Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, Reorganized KACC is authorized and directed to execute, deliver and perform its obligations under the NIHL PI Trust Agreement and to execute, deliver, file and record all such other contracts, instruments, agreements or documents and take all such other actions as any of the Responsible Officers of Reorganized KACC may determine are necessary, appropriate or desirable in connection therewith. The NIHL PI Trust Agreement, as in effect on the Effective Date, shall be substantially in the form of Exhibit 1.1(134) to the Plan.

2.	The appointment of Jack T. Marionneaux as the initial NIHL PI Trustee and J. Burton LeBlanc, IV as the initial member of the NIHL PI TAC, as contemplated by Section 5.5.c of the Plan, is hereby confirmed and approved. Each individual appointed as contemplated by the immediately preceding sentence shall serve in accordance with the NIHL PI Trust Agreement.
3.	Effective as of the Effective Date, upon creation of the NIHL PI Trust: (i) the NIHL PI Trust shall, automatically and without further act or deed, assume all liability and responsibility for all NIHL Personal Injury Claims and its Trust Expenses; and (ii) the Reorganized Debtors shall have no further financial or other responsibility or liability therefor.
L.	EMPLOYER’S SHARE OF EMPLOYMENT TAXES.
          The Reorganized Debtors are authorized to pay the employer’s share of any employment taxes (including but not limited to FICA, FUTA, and unemployment taxes) due in respect of any distributions under the Plan.
M.	EXEMPTIONS FROM TAXATION.
          Pursuant to section 1146(a) (formerly 1146(c)) of the Bankruptcy Code, (i) the following shall not be subject to a stamp tax, stock transfer tax, intangible transfer tax, real estate transfer tax, mortgage recording tax, sales or use tax or similar tax: (a) the issuance, distribution, transfer or exchange of New Common Stock, the common stock of Reorganized Kaiser Trading, and any other securities issuable pursuant to the Plan; (b) the creation, modification, assignment, consolidation, filing or recording of any mortgage, deed of trust, lien security interest or agreement, financing statement, release or similar instrument; (c) the creation, modification, assignment, delivery, filing or recording of any lease or sublease; (d) the execution and delivery of the Exit Financing Facility or any other indebtedness provided for under the Plan; (e) any

Restructuring Transaction; or (f) the creation, modification, assignment, delivery, filing or recording of any deed, bill of sale or other instrument of transfer or assignment or any plan of merger, consolidation, liquidation or dissolution under, in furtherance of or in connection with the Plan, including in connection with the Exit Financing Revolver Facility; the Exit Term Loan; the funding of the Unsecured Claims Reserve, the Union VEBA Trust or Retired Salaried Employee VEBA Trust; the transfer of the PI Trust Assets to the Funding Vehicle Trust, the Asbestos PI Trust or the Silica PI Trust, as the case may be; the implementation of any Restructuring Transaction; and any other agreements or certificates of merger, consolidation, dissolution or liquidation, deeds, bills of sale, assignments or other instruments of transfer executed in connection with the Plan, this Confirmation Order, the Restructuring Transactions or any transactions arising out of, contemplated by or in any way related to the foregoing, whether occurring on or after the Effective Date; and (ii) the appropriate state or local governmental officials or agents are hereby directed to forego the collection of any such tax and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax.
N.	VESTING OF PROPERTY.
          Except as otherwise provided in the Plan or this Confirmation Order, subject to Section 4.2 of the Plan, each Reorganizing Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law. Except as otherwise provided in the Plan or this Confirmation Order (and subject to Section 4.2 of the Plan), as of the Effective Date, all property of the respective Estates of the Reorganizing Debtors, and any property acquired by a Reorganizing Debtor or Reorganized Debtor under the Plan, shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor and any successor thereto may operate its business and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor and any successor thereto may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.
O.	RELEASE OF LIENS.
          Except as otherwise provided in the Plan or in any contract or instrument, release or other agreement or document entered into or delivered or Reinstated in connection with the Plan, all mortgages, deeds of trust, liens or other security interests or encumbrances of any kind against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns and the former holder thereof will, upon request of any Reorganizing Debtor, execute such documents evidencing such release and discharge as such Reorganizing Debtor may reasonably request.

VI. ACTIONS IN FURTHERANCE OF THE PLAN.
          The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Reorganizing Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, instruments, releases and other agreements specifically granted in this Confirmation Order, each of the Reorganizing Debtors and the Reorganized Debtors is authorized and empowered, without further action in the Court or its directors, managers, trustees, members or stockholders, to take any and all such actions as any of its Responsible Officers may determine are necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby.
VII. RELEASES.
          The releases contained in Section 4.5 of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further act or order.
VIII. OBJECTIONS TO CONFIRMATION.
     A. RESOLUTION OF CERTAIN OBJECTIONS TO CONFIRMATION.
          Certain of the Objections to Confirmation are hereby resolved on the terms and subject to the conditions set forth below. The compromises and settlements contemplated by each resolution to an Objection are fair, equitable and reasonable, are in the best interests of the

Reorganizing Debtors and their respective Estates and creditors and are expressly approved pursuant to Bankruptcy Rule 9019.
1.	Notwithstanding Section 12.2.a of the Plan, the right of the United States of America to effect the setoff of the Tax Refund against the Settling Agencies’ Claims, as provided in the Stipulation for Settlement of Controversy Between the Debtors and the United States of America, which was approved by the Court on February 1, 2005 (Docket No. 6065), and the right of the IRS to effect the setoff of the Overpayment against the IRS’s prepetition tax assessments for restricted interest, as provided in the Stipulation and Agreed Order to Permit Setoff of Internal Revenue Service Claim (D.I. 8101) (the “IRS Stipulation”), shall be unimpaired by the effectiveness of the Plan. Pursuant to the IRS Stipulation, the Objection of the IRS is deemed withdrawn.

2.	To resolve the informal Objection of the DoJ, the parties have agreed as follows: Notwithstanding Section 12.2.a of the Plan, any setoff or recoupment rights of the United States, and any defenses the Reorganizing Debtors may have thereto, are expressly preserved, subject to the provisions of this paragraph. Through and including two years following the Effective Date of the Plan, the United

States shall have the right to exercise any setoff or recoupment rights with respect to any allowed unsecured claim of the United States, subject to any defenses the Reorganizing Debtors may have thereto. Such rights of the United States must be exercised by a writing delivered to the Reorganized Debtors within two years from the Effective Date. If the right of setoff or recoupment is approved by the Reorganized Debtors or by final order of the Bankruptcy Court, one or more of the allowed unsecured claims of the United States shall be reduced as necessary to reflect the setoff or recoupment and the United States shall return to the Reorganized Debtors either (i) a proportion of the shares of common stock of Reorganized KAC (the “Returnable Shares”) distributed to it under the Plan (together with any cash or equity distributions on account of the Returnable Shares) equal to the proportionate reduction in the allowed amount of the unsecured claim(s) or, if the Returnable Shares have been sold, (ii) cash in an amount equal to (x) the greater of (a) the sale proceeds received by the United States for the Returnable Shares, (b) the number of Returnable Shares multiplied by $19 per share, the projected equity value for the shares as set forth in the Disclosure Statement, or (c)

the number of Returnable Shares multiplied by the reported closing price for the shares on the date the setoff or recoupment becomes effective, plus (y) an amount equal to any cash or equity distributions made on account of the Returnable Shares, provided that in the event of an equity distribution the cash amount in respect of that distribution will be determined in the same manner as the cash amount in (ii)(x) above. The Returnable Shares or cash (and any cash or equity distributions) will be redistributed as contemplated by Section 7.5.b(ii) of the Plan. As an example of how Returnable Shares will be calculated, if an approved setoff or recoupment right reduces an allowed unsecured claim of the United States by 50 percent, then Returnable Shares will equal one-half of the number of shares of Reorganized KAC common stock the United States received in respect of that allowed unsecured claim.

3.	The Objection of the Texas Comptroller has been withdrawn in accordance with the December 16, 2005 letter agreement executed by the Texas Comptroller and counsel for the Reorganizing Debtors, which sets forth certain agreements among the parties relating to the allowance and payment of the Texas Comptroller’s claim and the future assertion by the Reorganizing Debtors of any claim for a tax refund.

4.	The Retirees’ Committee’s Objection is resolved and deemed withdrawn based on the Court’s approval of (a) the Amended and Restated Agreement and (b) the Third Modifications, which include certain modifications to the Amended and Restated Certificate of Incorporation of KAC, which is Exhibit 4.3.a(i) to the Plan.

5.	The objection of Santown is resolved as follows. Notwithstanding any term or provision of this Confirmation Order, the Plan or the Findings and Conclusions, (i) that certain Lease made as of December 1, 1964 (the “Santown Lease”) under which Santown leases certain improved commercial real property located at 6250 Bandini Boulevard, Commerce, California (the “Property”) to KACC, which is included in Exhibit 6.1.a (D.I. 7617) to the Plan, will not be removed or deleted from Exhibit 6.1.a to the Plan at any time, the right of the applicable Debtor or Debtors to reject the Santown Lease is waived, and all obligations under the Santown Lease shall be binding upon any assignee of the Santown Lease; (ii) any and all claims with respect to obligations under the Santown Lease relating to the maintenance or repair of the Property, including such deferred maintenance and repair obligations and any obligations under the Santown Lease to comply with laws that may have arisen or accrued or continued to accrue over a period of time, both before and after the assumption and assignment of the Santown Lease (the “Maintenance and Compliance Claims”) shall not be affected by this Confirmation Order, the Plan or the Findings and Conclusions, the Reorganized Debtors’ bankruptcy cases, or the assumption and assignment of the Santown Lease; (iii) all matters with respect to Maintenance and Compliance Claims will not be addressed under the Cure Amount Claim procedures set forth in this Confirmation Order, provided, that Santown’s right to assert or pursue such claims at any time in connection with a state or federal proceeding or otherwise, and the rights of the Reorganized Debtors or any assignee of the Santown Lease to assert defenses to such claims, are expressly reserved and such claims and defenses are in no way precluded, estopped, waived or affected by entry of this Confirmation Order or because such claims are not addressed in connection with the Cure Amount Claim procedures; and (iv) all matters with respect to Cure Amount Claims under the Santown Lease other than the

Maintenance and Compliance Claims shall be resolved in accordance with the Cure Amount Claim procedures set forth in this Confirmation Order.

6.	Sherwin’s conditional Objection is resolved and deemed withdrawn based on the Court’s approval of the KBC Modifications, for the reasons set forth in the Findings and Conclusions.

7.	The objection of Insurance Company of North America (“INA”) relating to its rights under a certain Reinsurance Agreement dated April 15, 1985 by and between INA and United Insurance Company, Ltd. (the “Reinsurance Agreement”) is resolved as follows: The contract right claims of INA under the Reinsurance Agreement shall not be impaired pursuant to any PI Channeling Injunction and the Reorganizing Debtors acknowledge and agree that such claims are not Indirect Channeled Personal Injury Claims.

8.	Clarification regarding Clark’s Claims: Clark’s Claims, to which the Reorganizing Debtors have Filed an objection, are Disputed Claims under the Plan and shall remain Disputed Claims until resolved by a Final Order.
     B. OVERRULING OF CERTAIN OBJECTIONS TO CONFIRMATION.
          All Objections not otherwise addressed herein or previously withdrawn are hereby overruled for the reasons set forth on the record at the Confirmation Hearing (Tr. of Jan. 9, 2006

Hr’g at 32, 33, 35-37, 88, 91, 111-12, 124; Tr. of Jan. 10, 2006 Hr’g at 27-31) and in Section II.G of the Findings and Conclusions.
IX. DISCHARGE, TERMINATION AND INJUNCTIONS.
     A. DISCHARGE OF CLAIMS AND SATISFACTION AND TERMINATION OF INTERESTS.
1.	Except as provided in the Plan, this Confirmation Order or the Environmental Settlement Agreement, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan, this Confirmation Order or the Environmental Settlement Agreement, Confirmation shall, as of the Effective Date: (a) discharge the Reorganizing Debtors from all Claims or other debts and Interests that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and

(b)	terminate all Interests and other rights of equity security holders in the Reorganizing Debtors.

2.	In accordance with the foregoing, except as provided in the Plan, this Confirmation Order or the Environmental Settlement Agreement, as of the Effective Date, all Claims and other debts and liabilities against the Reorganizing Debtors shall be discharged and all Interests and other rights of equity security holders in the Reorganizing Debtors shall be terminated, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Reorganizing Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest. The foregoing shall not limit any rights that the United States of America or the individual States may have under environmental laws to seek to enforce equitable remedies against the Reorganizing Debtors, the Reorganized Debtors or the successors thereto to the extent such equitable remedies are not considered Claims under applicable bankruptcy law and relate to matters that have not been resolved by the Environmental Settlement Agreement or other settlements; provided, however, that the Reorganizing Debtors, the Reorganized Debtors or the successors thereto may raise any and all available defenses (including defenses under bankruptcy law) in any action by the United States of America or an individual State to enforce such equitable remedies. Under the Plan, all rights and defenses (including defenses under bankruptcy law) of the Reorganizing Debtors, the Reorganized Debtors and the successors thereto and the United States of America with regard to the Reserved Sites (as such term is defined in the Environmental Settlement Agreement) for which the Reorganizing Debtors and the United States of America have not reached settlement as of the Confirmation Date shall be preserved. Notwithstanding any provision of the Plan, the rights of the United States of America or the individual States party to the Environmental Settlement Agreement with respect to Debtor-Owned Sites (as such term is defined in the Environmental Settlement Agreement) shall be governed by the Environmental Settlement Agreement.

3.	Nothing in Section IX.A of this Confirmation Order or in Section 12.1 of the Plan shall affect the right of any PI Insurance Company to assert any PI Insurer Coverage Defense.

     B. INJUNCTIONS.
1.	Issuance of the PI Channeling Injunctions and the Channeled PI Insurance Entity Injunction
          In connection with the creation of the PI Trusts, and to supplement the injunctive relief of a discharge under section 524 of the Bankruptcy Code, the PI Channeling Injunctions, including the Asbestos PI Channeling Injunction, the CTPV PI Channeling Injunction, the NIHL PI Channeling Injunction and the Silica PI Channeling Injunction, and the Channeled PI Insurance Entity Injunction shall be, and hereby are, issued as of the Effective Date, pursuant to section 105(a) or 524(g) of the Bankruptcy Code, as applicable.
2.	Protected Parties Under the PI Channeling Injunctions and the Channeled PI Insurance Entity Injunction
          In connection with the injunctions set forth below, “Protected Party” means any of the following parties:
a.	the Reorganizing Debtors;

b.	the Reorganized Debtors;

c.	any entity that, pursuant to the Plan or after the Effective Date, becomes a direct or indirect transferee of, or successor to, any assets of the Reorganizing Debtors, the Other Debtors, the Reorganized Debtors, other Kaiser Companies, the Funding Vehicle Trust or a PI Trust (but only to the extent that liability is asserted to exist as a result of its becoming such a transferee or successor);

d.	any entity that, pursuant to the Plan or after the Effective Date, makes a loan to any of the Reorganizing Debtors, the Reorganized Debtors, the Other Debtors, other Kaiser Companies, the Funding Vehicle Trust or a PI Trust or to a successor to, or transferee of any of the respective assets of, the Reorganizing Debtors, the Other Debtors, the Reorganized Debtors, other Kaiser Companies, the Funding Vehicle Trust or a PI Trust (but only to the extent that liability is asserted to exist by reason of such entity’s becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired);

e.	each entity to the extent he, she or it is alleged to be directly or indirectly liable for the conduct of, Claims against or Demands on any Reorganizing Debtor, Other Debtor, Reorganized Debtor or PI Trust on account of Channeled Personal Injury Claims by reason of one or more of the following:

(i)	such entity’s ownership of a financial interest in any Reorganizing Debtor, Other Debtor, Reorganized Debtor, past or present affiliate of any Reorganizing Debtor, Other Debtor or Reorganized Debtor or

predecessor in interest of any Reorganizing Debtor, Other Debtor or Reorganized Debtor;
(ii)	such entity’s involvement in the management of any Reorganizing Debtor, Other Debtor, Reorganized Debtor, past or present affiliate of any Reorganizing Debtor, Other Debtor or Reorganized Debtor or any predecessor in interest of any Reorganizing Debtor, Other Debtor or Reorganized Debtor;

(iii)	such entity’s service as a director, officer, employee, accountant (including an independent certified public accountant), advisor, attorney, investment banker, underwriter, consultant or other agent of any Reorganizing Debtor, Other Debtor, Reorganized Debtor, past or present affiliate of any Reorganizing Debtor, Other Debtor or Reorganized Debtor, any predecessor in interest of any Reorganizing Debtor, Other Debtor or Reorganized Debtor or any entity that owns or at any time has owned a financial interest in any Reorganizing Debtor, Other Debtor or Reorganized Debtor, past or present affiliate of any Reorganizing Debtor, Other Debtor or Reorganized Debtor or predecessor in interest of any Reorganizing Debtor, Other Debtor or Reorganized Debtor;

(iv)	such entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Reorganizing Debtor, Other Debtor, Reorganized Debtor, past or present affiliate of any Reorganizing Debtor, Other Debtor or Reorganized Debtor, predecessor in interest of any Reorganizing Debtor, Other Debtor or Reorganized Debtor or any entity that owns or at any time has owned a financial interest in any Reorganizing Debtor, Other Debtor or Reorganized Debtor, past or present affiliate of a Reorganizing Debtor, Other Debtor or Reorganized Debtor or any predecessor in interest of a Reorganizing Debtor, Other Debtor or Reorganized Debtor;

f.	other Kaiser Companies, including the Other Debtors; or

g.	as to Channeled Personal Injury Claims, each Settling Insurance Company.
3.	Asbestos PI Channeling Injunction
a.	All entities shall be permanently and forever stayed, restrained and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claims, all of which shall be channeled to the Asbestos PI Trust for resolution as set forth in the Asbestos Distribution Procedures (other than actions brought in conformity and compliance with the provisions hereof to enforce any right or obligation under the Plan, any Exhibits to the Plan or any agreement or instrument between a Reorganizing Debtor or Reorganized Debtor and the Asbestos PI Trust), including, but not limited to:

(i)	commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against or affecting any Protected Party or any property or interests in property of any Protected Party;

(ii)	enforcing, levying, attaching (including through any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;
(iii)	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

(iv)	subject to Section 5.8 of the Plan, setting off, seeking reimbursement of, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and

(v)	proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos PI Trust, except in conformity and compliance therewith.
4.	CTPV PI Channeling Injunction
a.	All entities shall be permanently and forever stayed, restrained and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any CTPV Personal Injury Claims, all of which shall be channeled to the CTPV PI Trust for resolution as set forth in the CTPV Distribution Procedures (other than actions brought in conformity and compliance with the provisions hereof to enforce any right or obligation under the Plan, any Exhibits to the Plan or any agreement or instrument between a Reorganizing Debtor or Reorganized Debtor and the CTPV PI Trust), including, but not limited to:
(i)	commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against or affecting any Protected Party or any property or interests in property of any Protected Party;

(ii)	enforcing, levying, attaching (including through any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;

(iii)	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

(iv)	subject to Section 5.8 of the Plan, setting off, seeking reimbursement of, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and

(v)	proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the CTPV PI Trust, except in conformity and compliance therewith.
5.	NIHL PI Channeling Injunction
a.	All entities shall be permanently and forever stayed, restrained and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any NIHL Personal Injury Claims, all of which shall be channeled to the NIHL PI Trust for resolution as set forth in the NIHL Distribution Procedures (other than actions brought in conformity and compliance with the provisions hereof to enforce any right or obligation under the Plan, any Exhibits to the Plan or any agreement or instrument between a Reorganizing Debtor or Reorganized Debtor and the NIHL PI Trust), including, but not limited to:
(i)	commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against or affecting any Protected Party or any property or interests in property of any Protected Party;

(ii)	enforcing, levying, attaching (including through any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;

(iii)	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

(iv)	subject to Section 5.8 of the Plan, setting off, seeking reimbursement of, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and

(v)	proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the NIHL PI Trust, except in conformity and compliance therewith.
6.	Silica PI Channeling Injunction
a.	All entities shall be permanently and forever stayed, restrained and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Silica Personal Injury Claims, all of which shall be channeled to the Silica PI Trust for resolution as set forth in the Silica Distribution Procedures (other than actions brought in conformity and compliance with the provisions hereof to enforce any right or obligation under the Plan, any Exhibits to the Plan or any agreement or instrument between a Reorganizing Debtor or Reorganized Debtor and the Silica PI Trust), including, but not limited to:

(i)	commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral,

administrative or other proceeding) in any forum against or affecting any Protected Party or any property or interests in property of any Protected Party;
(ii)	enforcing, levying, attaching (including through any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;

(iii)	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

(iv)	subject to Section 5.8 of the Plan, setting off, seeking reimbursement of, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and

(v)	proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Silica PI Trust, except in conformity and compliance therewith.
7.	Channeled PI Insurance Entity Injunction
a.	Purpose. In order to protect the Funding Vehicle Trust and each PI Trust and to preserve the PI Trust Assets, pursuant to the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code, the Bankruptcy Court shall issue as part of the Confirmation Order the Channeled PI Insurance Entity Injunction; provided, however, that: (A) the Funding Vehicle Trust shall have the sole and exclusive authority at any time to terminate, or reduce or limit the scope of, the Channeled PI Insurance Entity Injunction with respect to any PI Insurance Company upon express written notice to such PI Insurance Company; and (B) the Channeled PI Insurance Entity Injunction is not issued for the benefit of any PI Insurance Company, and no PI Insurance Company is a third-party beneficiary of the Channeled PI Insurance Entity Injunction.
b.	Terms. Subject to the provision of Section 12.2.c(i) of the Plan, all Entities (excluding, however, the Funding Vehicle Trust, the Asbestos PI Trust, the Silica PI Trust, the CTPV PI Trust, the NIHL PI Trust and the Reorganized Debtors to the extent they are permitted or required to pursue claims relating to any PI Insurance Coverage Action and/or the PI Insurance Assets) that have held or asserted, that hold or assert or that may in the future hold or assert any claim, demand or cause of action (including any Channeled Personal Injury Claim or respecting any Trust Expense) against any PI

Insurance Company based upon, attributable to, arising out of or in any way connected with any such Channeled Personal Injury Claim, whenever and wherever arising or asserted, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, shall be stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payments, satisfaction or recovery with respect to any such Claim, Demand or cause of action including, but not limited to:
(i)	commencing, conducting or continuing, in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including a judicial, arbitration, administrative or other proceeding) in any forum with respect to any such Claim, Demand or cause of action against any PI Insurance Company, or against the property of any PI Insurance Company, with respect to any such claim, demand or cause of action;

(ii)	enforcing, levying, attaching, collecting or otherwise recovering, by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any PI Insurance Company, with respect to any such claim, demand or cause of action;

(iii)	creating, perfecting or enforcing in any manner, directly or indirectly, any encumbrance against any PI Insurance Company, or the property of any PI Insurance Company, with respect to any such claim, demand or cause of action; and

(iv)	except as otherwise specifically provided in the Plan, asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, directly or indirectly, against any obligation of any PI Insurance Company, or against the property of any PI Insurance Company, with respect to any such claim, demand or cause of action;
provided, however, that: (x) the Channeled PI Insurance Entity Injunction shall not impair in any way any actions brought by the Funding Vehicle Trust and/or the Reorganized Debtors against any PI Insurance Company; (y) the Funding Vehicle Trust shall have the sole and exclusive authority at any time to terminate, or reduce or limit the scope of, the Channeled PI Insurance Entity Injunction with respect to any PI Insurance Company upon express written notice to such PI Insurance Company; and (z) the Channeled PI Insurance Entity Injunction is not issued for the benefit of any PI Insurance Company, and no PI Insurance Company is a third-party beneficiary of the Channeled PI Insurance Entity Injunction.
c.	Reservations. Notwithstanding anything to the contrary above, this Channeled PI Insurance Entity Injunction shall not enjoin:

(i)	the rights of entities to the treatment accorded them under the Plan, as applicable, including the rights of holders of Channeled Personal Injury Claims to assert such Claims, as applicable, in accordance with the applicable PI Trust Distribution Procedures;

(ii)	the rights of entities to assert any claim, debt, obligation, cause of action or liability for payment of Trust Expenses against the Funding Vehicle Trust or a PI Trust;

(iii)	the rights of the Funding Vehicle Trust and the Reorganized Debtors (to the extent permitted or required under the Plan) to prosecute any action based on or arising from the Included PI Trust Insurance Policies;

(iv)	the rights of the Funding Vehicle Trust and the Reorganized Debtors to assert any claim, debt, obligation, cause of action or liability for payment against a PI Insurance Company based on or arising from the Included PI Trust Insurance Policies;

(v)	the rights of any PI Insurance Company to assert any claim, debt, obligation, cause of action or liability for payment against any other PI Insurance Company that is not a Protected Party; and

(vi)	the rights of any PI Insurance Company to assert any PI Insurer Coverage Defense.
8.	Injunctions Related to Discharge or Releases Granted Pursuant to the Plan
a.	In addition to the PI Channeling Injunctions set forth above, except as provided in the Plan, the Confirmation Order or the Environmental Settlement Agreement, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability of the Reorganizing Debtors, or an Interest or other right of an equity security holder with respect to the Reorganizing Debtors, that is discharged, released, waived, settled or deemed satisfied in accordance with the Plan will be permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Reorganizing Debtors, the Reorganized Debtors or the property of any of them, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Reorganizing Debtors, the Reorganized Debtors or the property of any of them, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance of any kind against the Reorganizing Debtors, the Reorganized Debtors or the property of any of them; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Reorganizing Debtors or the Reorganized Debtors; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the Plan.
b.	In addition to the PI Channeling Injunctions set forth above, except as provided in the Plan, this Confirmation Order or the environmental

Settlement Agreement, as of the Effective Date, all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan, including pursuant to Section 4.5 of the Plan, will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the Plan.

X. SUBSTANTIVE CONSOLIDATION.
     The substantive consolidation of the Substantively Consolidated Debtors is approved to the limited extent set forth herein and in Section 9.1 of the Plan. Specifically: (a) all assets and liabilities of the Substantively Consolidated Debtors shall be deemed merged; (b) all guarantees by, or co-obligations of, one Substantively Consolidated Debtor in respect of the obligations of any other Substantively Consolidated Debtor shall be deemed eliminated so that any Claim against any Substantively Consolidated Debtor and any guarantee by, or co-obligation of, any other Substantively Consolidated Debtor and any joint or several liability of any of the Substantively Consolidated Debtors shall be deemed to be one obligation of the consolidated Substantively Consolidated Debtors; and (c) each and every Claim Filed or to be Filed in the Reorganization Case of any of the Substantively Consolidated Debtors shall be deemed Filed against the consolidated Substantively Consolidated Debtors and shall be deemed one Claim against and a single obligation of the consolidated Substantively Consolidated Debtors. Such substantive consolidation (other than for the purpose of implementing the Plan) shall not affect the legal and corporate structures of the Substantively Consolidated Debtors, nor shall such substantive consolidation affect or be deemed to affect any Intercompany Claim in any manner contrary to the Intercompany Claims Settlement, nor shall such substantive consolidation be deemed to affect any Other Debtor or Claims against any Other Debtor. In addition, KBC shall be substantively consolidated with the Substantively Consolidated Debtors solely in order to treat any Unsecured Claims against KBC, including the PBGC Claim and the Unsecured Claim of Sherwin Alumina, L.P. allowed as set forth in Section 2.16 of the Plan, as Claims in Subclass 9B for purposes of distributions to be made under the Plan.

XI. SUBSTANTIAL CONSUMMATION.
     The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, is deemed to occur on the Effective Date.
XII. RETENTION OF JURISDICTION.
     Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, the Court shall retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction over the matters set forth in Article XIII of the Plan, which provisions are incorporated herein by reference.
XIII. NOTICE OF ENTRY OF CONFIRMATION ORDER.
A.	Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Reorganizing Debtors or the Reorganized Debtors are directed to serve, within 20 Business Days after the entry of an order by the District Court issuing or affirming this Confirmation Order, a notice of the entry of this Confirmation Order, which shall include notice of the bar dates established by the Plan and this Confirmation Order and, if it has occurred, notice of the Effective Date, substantially in the form of Exhibit D attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received notice of the Confirmation Hearing; provided, however, that the Reorganizing Debtors or the Reorganized Debtors shall be obligated to serve the Confirmation Notice on only: (1) with respect to Channeled Personal Injury Claims, to the extent that the holders of such claims are represented by known counsel, counsel to such holders, unless such counsel requests otherwise; and (2) with respect to holders of Public Note Claims and Interests, the record holders of Claims or Interests as of the Confirmation Date.
B.	As soon as practicable after the entry of this Confirmation Order, the Reorganizing Debtors shall make copies of this Confirmation Order and the Confirmation Notice available on the Debtors’ website.

C.	No later than 20 Business Days after the Effective Date, the Reorganizing Debtors are directed to publish the version of the Confirmation Notice attached hereto as Exhibit E once in: (i) the national editions of The Wall Street Journal and The New York Times, (ii) The Bond Buyer and (iii) the following regional newspapers: The Ascension Citizen (Gonzales), Baton Rouge Advocate, The Charleston Gazette, Coeur d’Alene Press (ID), The Daily Gleaner (local Jamaican edition), The Houston Chronicle, The L’Observateur (La Place), The London Free Press (London, Ontario edition), New Orleans Times Picayune, The News Examiner (St. James), Oakland Tribune, The Parkersburg News, San Francisco Chronicle, Seattle Times, Spokane Spokesman Review, St. Bernard News (Chalmette), St. Bernard Voice (Chalmette) and Tacoma News Tribune. The Reorganizing Debtors are authorized to pay all fees associated with the publication program described in this paragraph to Kinsella/Novak Communications, Ltd., which will coordinate publication of the Confirmation Notice for the Reorganizing Debtors.

XIV. REPORT AND RECOMMENDATION TO THE DISTRICT COURT
     To the extent required, this Court hereby reports to the District Court and recommends that the District Court enter an order issuing or affirming this Confirmation Order.

Dated: , 2006

UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A
SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
KAISER ALUMINUM CORPORATION, KAISER ALUMINUM & CHEMICAL
CORPORATION AND CERTAIN OF THEIR DEBTOR AFFILIATES

EXHIBIT B
MODIFICATIONS TO SECOND AMENDED JOINT PLAN OF REORGANIZATION
OF KAISER ALUMINUM CORPORATION, KAISER ALUMINUM & CHEMICAL
CORPORATION AND CERTAIN OF THEIR DEBTOR AFFILIATES

EXHIBIT C
CURE AMOUNT NOTICE

EXHIBIT D
CONFIRMATION NOTICE

EXHIBIT E
CONFIRMATION NOTICE — PUBLICATION VERSION